Public Affairs Department
                                                   Tim Laatsch
                                                   Telephone: (715) 422-4023, or
                                                   Scott Deitz
                                                   Telephone:  (715) 422-1521
FOR IMMEDIATE RELEASE                              July 12, 2000


   CONSOLIDATED PAPERS' SECOND QUARTER EARNINGS UP 227% COMPARED WITH THE SAME
   ---------------------------------------------------------------------------
QUARTER IN 1999; RESULTS LIFTED BY RECORD SHIPMENTS AND IMPROVED SELLING PRICES
-------------------------------------------------------------------------------



         WISCONSIN RAPIDS, Wis. - Consolidated Papers, Inc. (NYSE: CDP) today reported that record total shipments and improved selling prices for its paper resulted in second quarter 2000 earnings of $32,983,000, or 36 cents per share. Second quarter earnings were adversely impacted by approximately four cents per share due primarily to a LIFO provision related to pulp cost increases and provisions for legal matters. This compares with second quarter 1999 earnings of $10,080,000, or 12 cents per share, and first quarter 2000 earnings of $25,271,000, or 28 cents per share.

         Gorton M. Evans, president and chief executive officer, and George W. Mead, chairman of the board, reported that the results mark the fourth consecutive quarter of earnings improvement and represent the highest quarterly earnings per share at Consolidated Papers since the first quarter of 1998.

         Ongoing earnings improvement, judicious capital spending and prudent management of working capital has allowed the company to reduce its debt. During the past 12 months, the company's debt has been reduced by $144 million, or 14%. The company's debt to capital ratio

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
at the end of the second quarter was 36%. This compares to 42% at the end of the second quarter in 1999.

         Consolidated's companywide cost-reduction initiative, which will reduce business costs by more than $100 million, also added to the quarterly improvements. Since beginning the program in 1999, the company has reduced its business costs by more than $60 million. These savings have been achieved through more efficient use of raw materials, productivity and quality gains, and a reduction in personnel costs. An additional $40 million in cost reductions are anticipated to be achieved during the second half of the year through additional productivity improvements, supply-chain management activities, customer service initiatives and workforce reductions.

          Boosted by stronger demand and improved selling prices for its printing papers, Consolidated's second quarter 2000 sales totaled $506,868,000, compared with $435,119,000 in second quarter 1999 and $483,459,000 in the first quarter of this year. Record shipments for the quarter just ended were 563,088 tons, compared with 504,660 tons during the same period last year and 552,904 tons in the first quarter this year.

         Total shipments of coated and supercalendered printing papers for magazines, brochures, corporate annual reports, advertising inserts and catalogs were a record, up 13% compared with second quarter 1999 and up 2% compared with first quarter 2000.

         Shipments of heavier-weight groundwood-free coated printing paper were up 11% compared with the second quarter of 1999 but down 2% compared with the first quarter of this

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
year. Operations that produce groundwood-free coated paper ran at 88% of available capacity during the quarter, compared with 82% during the second quarter of 1999 and 93% in the first quarter of 2000.

         Shipments of lighter-weight groundwood coated printing paper were up 14% compared with second quarter 1999 and up 2% compared with the first quarter of this year. The combined operating rate of the mills that produce these lightweight papers was 98% during the quarter just completed, compared with 84% during the same quarter in 1999 and 98% during the first quarter of 2000.

         The operating rate of the mill that produces supercalendered printing paper continued to be at 100% of available capacity, as it has been for 13 consecutive quarters. Shipments of supercalendered papers from this mill were up 14% during this year's second quarter compared with the second quarter last year and up 11% compared with the first quarter of 2000.

         Demand for Consolidated's specialty papers used for product packaging, bar code labels and pressure-sensitive papers continued to strengthen to record levels. Shipments of these papers were up 22% compared with the second quarter of 1999 and up 7% compared with first quarter 2000. The operating rate of the mill that makes these papers also improved, operating at 96% of available capacity during the second quarter of 2000, compared with 74% during second quarter 1999 and 85% in the first quarter of this year.

         Shipments of paperboard products and recycled fiber were stable during the period.


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

         On February 22, 2000, Consolidated Papers announced its agreement to be acquired by Stora Enso Oyj, Helsinki, Finland. Stora Enso is one of the world's leading forest industry companies. The transaction has been unanimously approved by the boards of directors of both companies. The sale is subject to regulatory approval and the approval of shareholders of both companies. A proxy statement/prospectus providing detailed information regarding the merger is expected to be mailed to shareholders later this month.

                           FORWARD-LOOKING STATEMENTS

         Certain statements in this release are forward-looking statements. Because these forward-looking statements include risks and uncertainties, actual future results may differ materially. Certain factors that could cause actual future results to differ are described in the company's Form 10-Q for the quarter ended March 31, 2000.

                                 COMPANY PROFILE

         Consolidated Papers, Inc. is one of North America's largest producers of coated and supercalendered printing papers for the printing and publishing industries. In addition, the company is one of the leading producers of specialty papers and manufactures paperboard and paperboard products. Consolidated also produces elemental chlorine-free kraft pulp from virgin wood fiber for its own use and recycled pulp from printed, preconsumer and postconsumer scrap paper.



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

         Consolidated employs approximately 6,800 people. The company is headquartered in Wisconsin Rapids, Wisconsin, and operates manufacturing facilities in Biron, Kimberly, Niagara, Stevens Point, Whiting and Wisconsin Rapids, Wisconsin, as well as in Duluth, Minnesota.

         Consolidated owns and manages nearly 700,000 acres of forestland in Wisconsin, Michigan, Minnesota, and Ontario, Canada. The company obtains the fiber required for its papermaking operations from these renewable forests; from private, national, state and county forests; and from sawmill byproducts and recycled scrap paper.

         To learn more about Consolidated, visit the company's Web site at http://www.consolidatedpapers.com.

         Tabular summaries follow.


CONSOLIDATED BALANCE SHEETS                                                        Consolidated Papers, Inc. and Subsidiaries


                                                                                              As of
                                                                          --------------------------------------------------------
                                                                             June 30              June 30             December 31
                                                                               2000                1999                 1999
(Dollars in thousands)                                                     (Unaudited)          (Unaudited)
----------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash equivalents                                                       $ 16,596              $ 3,254             $ 6,201
Receivables (net of reserves of $5,847 as of June 30, 2000,
    $6,750 as of June 30, 1999, and $6,002 as of December 31, 1999)              164,689              145,751             127,801
Inventories
    Finished stock                                                                90,549               83,347              68,972
    Unfinished stock                                                               7,495                7,454               8,301
    Raw materials and supplies                                                    89,619               98,501              91,348
----------------------------------------------------------------------------------------------------------------------------------
          Total inventories                                                      187,663              189,302             168,621
----------------------------------------------------------------------------------------------------------------------------------
Prepaid expenses                                                                  35,120               35,280              32,905
----------------------------------------------------------------------------------------------------------------------------------
    Total current assets                                                         404,068              373,587             335,528
----------------------------------------------------------------------------------------------------------------------------------
Investments and other assets                                                      63,885               60,323              61,879
Restricted cash related to leases                                                422,124              428,086             443,844
Goodwill                                                                         126,033              135,695             130,593

PLANT AND EQUIPMENT
Buildings, machinery and equipment                                             3,671,032            3,517,787           3,632,547
    Less: Accumulated depreciation                                             1,276,545            1,110,726           1,185,061
----------------------------------------------------------------------------------------------------------------------------------
                                                                               2,394,487            2,407,061           2,447,486
Land and timberlands                                                              42,203               41,321              42,129
Capital additions in process                                                      84,579              135,300              64,714
----------------------------------------------------------------------------------------------------------------------------------
    Total plant and equipment                                                  2,521,269            2,583,682           2,554,329
----------------------------------------------------------------------------------------------------------------------------------
                                                                             $ 3,537,379          $ 3,581,373         $ 3,526,173
==================================================================================================================================

CURRENT LIABILITIES
Current portion of long-term debt                                               $ 85,000                  $ -            $ 85,284
Accounts payable                                                                 112,921               92,564             103,564
Other                                                                            128,964              144,678             122,412
----------------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                    326,885              237,242             311,260
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                   764,450              993,000             802,000
Capital lease obligations                                                        442,856              453,714             467,804
Deferred income taxes                                                            414,162              358,821             390,991
Postretirement benefits                                                          173,303              157,272             167,118
Other noncurrent liabilities                                                      31,332               33,857              32,870

SHAREHOLDERS' INVESTMENT
Preferred stock, authorized and unissued 15,000,000 shares                             -                    -                   -
Common stock, shares issued 91,539,166 as of June 30, 2000,
    90,988,094 as of June 30, 1999, and 91,140,982 as of
    December 31, 1999                                                             91,539               90,988              91,141
Capital in excess of par value                                                    80,769               67,030              71,390
Accumulated other comprehensive income                                            (2,796)              (2,797)             (2,745)
Treasury stock, at cost, 211,227 shares as of June 30, 2000,
     304,025 shares as of June 30, 1999, and 304,025 shares as of
     December 31, 1999                                                            (4,739)              (7,093)             (7,093)
Reinvested earnings                                                            1,219,618            1,199,339           1,201,437
----------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' investment                                             1,384,391            1,347,467           1,354,130
----------------------------------------------------------------------------------------------------------------------------------
                                                                             $ 3,537,379          $ 3,581,373         $ 3,526,173
==================================================================================================================================




CONSOLIDATED STATEMENTS OF INCOME                                                   Consolidated Papers, Inc. and Subsidiaries

                                                                           Three months ended                    Six months ended
                                                              ----------------------------------------------------------------------
                                                                        June 30                March 31             June 30
                                                              ----------------------------------------------------------------------
(Dollars in thousands, except per share data - unaudited)        2000            1999            2000          2000          1999
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                                       $ 506,868      $ 435,119      $ 483,459     $ 990,327     $ 894,352
Cost of goods sold                                                411,186        378,780        403,600       814,786       776,836
------------------------------------------------------------------------------------------------------------------------------------
    Gross profit                                                   95,682         56,339         79,859       175,541       117,516
Selling, general and administrative expenses                       27,740         26,487         26,241        53,981        51,642
------------------------------------------------------------------------------------------------------------------------------------
    Income from operations                                         67,942         29,852         53,618       121,560        65,874
------------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                  (20,094)       (20,022)       (20,501)      (40,595)      (41,073)
Interest income                                                     6,808          5,423          7,024        13,832        11,468
Miscellaneous, net                                                   (586)         1,547          1,287           701         3,815
------------------------------------------------------------------------------------------------------------------------------------
    Total other income (expense), net                             (13,872)       (13,052)       (12,190)      (26,062)      (25,790)
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                           54,070         16,800         41,428        95,498        40,084
Provision for income taxes                                         21,087          6,720         16,157        37,244        16,034
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $ 32,983       $ 10,080       $ 25,271      $ 58,254      $ 24,050
====================================================================================================================================
Net income per share - basic                                        $0.36          $0.12          $0.28         $0.64         $0.27
====================================================================================================================================
Net income per share - diluted                                      $0.36          $0.12          $0.28         $0.64         $0.27
====================================================================================================================================

Average number of common shares outstanding                    91,240,968     90,648,913     90,909,365    91,075,166    90,536,479
------------------------------------------------------------------------------------------------------------------------------------




CONSOLIDATED STATEMENTS OF REINVESTED EARNINGS

                                                                            Three months ended                  Six months ended
                                                            ------------------------------------------------------------------------
                                                                         June 30               March 31             June 30
                                                            ------------------------------------------------------------------------
(Dollars in thousands - unaudited)                              2000               1999         2000          2000          1999
------------------------------------------------------------------------------------------------------------------------------------
Balance beginning of period                                   $ 1,206,718    $ 1,209,164    $ 1,201,437   $ 1,201,437   $ 1,215,091
Add:  Net income                                                   32,983         10,080         25,271        58,254        24,050
Deduct:  Cash dividends                                           (20,083)       (19,905)       (19,990)      (40,073)      (39,802)
------------------------------------------------------------------------------------------------------------------------------------
Balance end of period                                         $ 1,219,618    $ 1,199,339    $ 1,206,718   $ 1,219,618   $ 1,199,339
====================================================================================================================================



SHIPMENTS IN TONS

                                                                             Three months ended                  Six months ended
                                                            ------------------------------------------------------------------------
                                                                         June 30                  March 31                 June 30
                                                            ------------------------------------------------------------------------
                                                                2000           1999            2000          2000             1999
------------------------------------------------------------------------------------------------------------------------------------
Printing papers                                                   506,208        448,944        498,170     1,004,378       914,862
Specialty papers                                                   40,830         33,440         38,295        79,125        66,987
Paperboard                                                            792          1,070            758         1,550         2,001
Paperboard products                                                 7,415          7,335          7,066        14,481        14,392
Corrugated products                                                     -          5,863              -             -        14,955
Recycled pulp                                                       7,843          8,008          8,615        16,458        15,679
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                         563,088        504,660        552,904     1,115,992     1,028,876
====================================================================================================================================












CONSOLIDATED STATEMENTS OF CASH FLOWS                                    Consolidated Papers, Inc. and Subsidiaries


                                                                                       Six months ended June 30
                                                                              --------------------------------------
(Dollars in thousands - unaudited)                                                 2000                1999
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                          $ 58,254             $ 24,050
Depreciation and depletion                                                            95,346               95,010
Amortization of goodwill and intangibles                                               4,775                4,731
Debt premium amortization                                                                  -                 (992)
Deferred income taxes                                                                 23,237                9,248
Earnings of affiliates                                                                (1,484)              (1,881)
(Increase) decrease in current assets, other than cash and cash equivalents          (58,145)               6,395
Increase (decrease) in current liabilities, other than current
     portion of long-term debt                                                        15,843               13,272
Increase (decrease) in postretirement benefits                                         6,185                8,764
Increase (decrease) in other noncurrent liabilities                                   (1,538)               2,441
------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                       142,473              161,038
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                 (62,286)             (93,066)
Proceeds from sale of assets                                                               -               25,483
Other                                                                                 (4,016)              (1,517)
------------------------------------------------------------------------------------------------------------------
     Net cash (used in) investing activities                                         (66,302)             (69,100)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends                                                                       (40,073)             (39,802)
Repayment of long-term debt                                                          (30,000)             (20,572)
Net repayments under lines of credit, revolvers and commercial papers                 (7,834)             (40,000)
Common stock issued (net)                                                             12,131                8,460
------------------------------------------------------------------------------------------------------------------
     Net cash (used in) financing activities                                         (65,776)             (91,914)
------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                             10,395                   24
Cash and cash equivalents - beginning of period                                        6,201                3,230
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of period                                           $ 16,596              $ 3,254
==================================================================================================================
Cash paid during the period for:
    Interest                                                                        $ 38,594             $ 38,566
    Income taxes                                                                      10,200                3,210
==================================================================================================================



NOTES TO FINANCIAL STATEMENTS

1.   Basis of Presentation
      The condensed financial statements included herein have been prepared by the company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the company's latest Annual Report on Form 10-K.

      In the opinion of management, the aforementioned statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. Results for the six months ended June 30, 2000, are not necessarily indicative of results that may be expected for the year ending December 31, 2000.

2. On May 28, 1999, the company sold the assets of Castle Rock Container Company, a division of Consolidated Papers, Inc. and manufacturer of corrugated products, to St. Laurent Packaging Corp. The sale proceeds approximated net book value.

3. On February 22, 2000, Consolidated Papers announced its agreement to be acquired by Stora Enso Oyj, Helsinki, Finland. Stora Enso is one of the world's leading forest industry companies. The transaction has been unanimously approved by the boards of directors of both companies. The completion of the sale, which is subject to regulatory approval and the approval of shareholders of both companies, is expected to occur in August or September 2000.